UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 194

Date of report (Date of earliest event reported): October 8, 2008

__________________________

BRUNSWICK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-01043	36-0848180
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

1 N. Field Court		60045-4811
Lake Forest, Illinois		(Zip Code)
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (847) 735-4700

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously reported on the Current Report on Form 8-K filed June 26, 2008, Brunswick Corporation (“Brunswick”) approved a series of comprehensive cost reduction initiatives designed to reduce its fixed costs by the end of 2009 by at least $300 million compared with 2007 levels.  In connection with the implementation of these initiatives, Brunswick estimated it would incur aggregate pretax costs and charges totaling $200 million to $220 million, of which approximately $180 million were expected to be recorded in 2008 with the balance to be recorded in 2009.

In view of the increased decline in the U.S. marine market, on October 8, 2008, Brunswick determined to accelerate the implementation of its initiatives by announcing the closure of three boat manufacturing plants in 2008 and completing the fourth closure by the end of the first quarter of 2009.  The total anticipated charges related to these actions were included in the estimated amounts disclosed in the Current Report on Form 8-K filed June 26, 2008.

Brunswick has also determined to halt production in three of its boat manufacturing facilities near Knoxville, Tennessee, beginning the week of October 27, 2008 through the balance of the year.

Item 2.06 Material Impairments.

    In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” Brunswick tests its goodwill and other intangible assets for impairment at least annually at the beginning of the fourth quarter of each fiscal year.  Due to the significant downturn in the marine industry, Brunswick determined on October 8, 2008 to record a non-cash impairment charge against its goodwill and trade names of approximately $496 million pretax in the third quarter of 2008.  The impairment charge, which will be taken primarily in the Boat segment, consists of approximately $375 million pretax write down of goodwill and $121 million pretax write down of certain trade names.

Item 7.01 Regulation FD Disclosure.

The news release announcing these actions is furnished as Exhibit 99.1 and incorporated by reference.  The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

    This Current Report on Form 8-K contains forward-looking statements regarding Brunswick’s future operations, impairments and charges that Brunswick may incur.  Actual events or results may differ materially from those described herein.  Among the important factors that could cause future events or results to vary are risks arising from Brunswick’s ability to effect the cost reduction initiatives as planned, the potential for unexpected liabilities related to the disposition of certain assets, and the possibility that the final accounting and valuation of the assets involved could vary from the estimates set forth herein.  Additional factors that might affect these forward-looking statements are described in filings with the SEC such as Brunswick’s most recent Forms 10-K and 10-Q.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description of Exhibit

99.1	News Release dated October 9, 2008, of Brunswick Corporation, announcing acceleration of resizing and fixed cost reduction efforts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRUNSWICK CORPORATION

Date: October 9, 2008	By:	/s/ PETER B. HAMILTON
		Name:	Peter B. Hamilton
		Title:	Seinor Vice President and Chief Financial Officer

EXHIBIT INDEX:	Description of Exhibit

99.1	News Release dated October 9, 2008, of Brunswick Corporation, announcing acceleration of resizing and fixed cost reduction efforts.